Baldwin & Lyons, Inc.

Protective Insurance Company

Sagamore Insurance Company

B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street

Indianapolis, IN 46204

(317) 636-9800

Subj:	Baldwin & Lyons, Inc.	November 3, 2008
Unaudited Third Quarter Report	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS

Indianapolis, Indiana, November 3, 2008—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced third quarter operating income, defined as net income before investment gains and losses, of $3.1 million or $.21 per share, reduced by third quarter investment losses of $10.4 million or $.69 per share, resulting in a net loss for the quarter of $7.3 million or $.48 per share. This compares to operating income of $.50 per share, investment gains of $.27 per share and net income of $.77 per share for the third quarter of 2007. The company’s operating income was reduced this quarter by previously announced hurricane losses of $4.4 million pre-tax or $.19 per share after tax. Investment losses reflected the significant worldwide loss of value in equities continuing in the third quarter.

For the nine months, operating income of $15.6 million or $1.03 per share was reduced by investment losses year-to-date of $1.40 per share, or $21.1 million, resulting in a net loss of $.37 per share, or $5.6 million. This compares to 2007’s year-to-date results of $1.62 per share in operating income, $.67 per share in investment gains and net income of $2.29 per share.

Direct and assumed premiums written by the Company’s insurance subsidiaries for the current quarter and nine months increased 3.2% and 8.2%, respectively, compared to the 2007 periods as volume increases in the Company’s fleet transportation and reinsurance assumed products were once again strong while premium volume for private passenger automobile continues to lag behind the prior year periods. Net premium earned decreased by 2.3% from $44.6 million during 2007’s third quarter to $43.6 million for the third quarter of 2008. For the nine months, earned premium increased by 1.5% to $135.6 million. The changes in net premium earned, compared to direct and assumed premium written, reflect the increased utilization of reinsurance on certain products.

The company’s quarterly consolidated combined ratio was 102.7%, producing an underwriting loss of $1.2 million, compared to last year’s underwriting profit of $4.8 million on a quarterly consolidated combined ratio of 89.3%. The principal difference in underwriting results for the quarter was approximately $4.4 million of losses attributable to hurricanes during 2008. For the nine months, the consolidated combined ratio was 95.6%, producing underwriting profits of $6.0 million, compared to last year’s combined ratio of 87.9% with hurricane losses making up approximately half of the difference in combined ratios.

Pre-tax investment income decreased 13% for the current year third quarter. Net investment income, after tax, decreased 10% from the prior year third quarter and is lower than the pre-tax change due to the greater utilization of municipal bonds. For the nine months, pre-tax and after tax investment income were down 14% and 8%, respectively.

Shareholder’s equity decreased $18.6 million or $1.10 per share in the third quarter, including a $5.4 million decline in unrealized gains, cash dividends paid of $3.8 million ($.25 per share) and $1.8 million used to repurchase company treasury stock. The company repurchased 89,000 of Class B common stock at an average price of $20.42 in the quarter reducing total shares outstanding to 14,955,000. Nearly 2.7 million shares remain in the company’s repurchase authorization. For the nine months, shareholders equity decreased $36.9 million or $1.99 per share, including $11.4 million in dividends paid and $6.0 million of stock repurchases averaging $20.96 per share. Book value at September 30, 2008 was $22.99 per share.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for November 3, 2008 at 11:00 AM ET (New York time) to discuss results for the third quarter ended September 30, 2008.

To participate via teleconference, interested parties may dial 888-710-4002 (U.S./Canada) or 913-312-0694 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through November 10, 2008 by calling 888-203-1112 or 719-457-0820 and referencing passcode 6609477.

The conference call will also be webcast. Interested parties may access the webcast through a link on the top of the Corporate Profile page on the investor relations section of our web site at www.baldwinandlyons.com. The webcast will be archived on the site until November 3, 2009.

Also available on the investor relations section of our web site are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30			September 30
	2008		2007	2008		2007

Operating revenue		$48,970	$50,855		$151,768	$152,132
Net investment gains (losses)		(15,965)	6,421		(32,500)	15,667

Total revenue		$33,005	$57,276		$119,268	$167,799

Operating income		$3,107	$7,541		$15,554	$24,534
Net investment gains (losses),
net of federal income taxes		(10,377)	4,173		(21,125)	10,183

Net income (losses)		$(7,270)	$11,714	$	(5,571)	$34,717

Per share data - diluted:
Average number of shares		15,012	15,201		15,147	15,175

Operating income		$.21	$.50		$1.03	$1.62
Net investment gains (losses)		(.69)	.27		(1.40)	.67

Net income (losses)	$	( .48)	$.77	$	( .37)	$2.29

Dividends paid to shareholders		$.25	$.60		$.75	$1.30

Annualized return on average
shareholders' equity:
Operating income		3.8%	9.3%		6.2%	10.2%
Net income (losses)		-8.9%	14.4%		-2.2%	14.5%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income		102.7%	89.3%		95.6%	87.9%
Including fee income		101.4%	87.7%		94.1%	86.3%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company’s annual report for its full statement regarding forward-looking information.